Exhibit 99.1

ChromaDex Corporation Reports Second Quarter 2022 Financial Results

Total net sales of $16.7 million for the three months ended June 30, 2022 with $14.5 million from Tru Niagen® and gross margin of 60.0% for the quarter.

LOS ANGELES, CA - August 10, 2022 - ChromaDex Corp. (NASDAQ:CDXC) today announced financial results for the second quarter of 2022.

Second Quarter 2022 and Recent Highlights

•	Total net sales were $16.7 million, with $14.5 million from Tru Niagen®, down 5% and 6% from the prior year period, respectively.
•

Total net sales and Tru Niagen® net sales remained relatively flat year over year excluding the initial shelf stocking sales to Wal-Mart in the second quarter of 2021. Sales were also impacted by the timing of shipments to Watson's due to COVID-19 ($1.5 million versus $2.9 million in the prior year period).

•	Strong gross margin of 60% despite lower sales and inflationary pressures in global supply chains.
•	General and administrative expense decreased $2.0 million from the prior year quarter driven by lower legal expense.
•

Announced agreement to launch commercial joint venture in Mainland China, marking an expansion milestone for the brand in a strategic market. Signed agreement with Sinopharm Xingsha to accelerate cross-border sales of Tru Niagen®.

•	Partnered with Juvenis for cross-border sales of Tru Niagen® into South Korea, furthering Asia expansion strategy.
•	In May 2022, the ChromaDex External Research Program (CERP) was honored in the “Nutrition Research Project” category for pioneering research behind Niagen®.

“Our team is doing great work in a challenging environment,” said CEO Rob Fried. “The e-commerce business continues to grow, and we are excited about our new partnerships in China and South Korea. We are placing greater emphasis on operating efficiency and profitable growth in the second half of the year.”

Results of operations for the three months ended June 30, 2022 compared to the prior year quarter

For the three months ended June 30, 2022 (“Q2 2022”), ChromaDex reported net sales of $16.7 million, a decrease $1.0 million or (5)% compared to the second quarter of 2021 (“Q2 2021”). The decline in Q2 2022 revenues compared to Q2 2021 was related to the initial shelf stocking in Wal-Mart to support our launch in the prior quarter driving increased sales in Q2 2021, paired with lower sales to A.S. Watson, a related party, during Q2 2022, which was impacted by timing of shipments due to COVID-19. These declines were largely offset by growth in e-commerce sales of Tru Niagen®.

Gross margin percentage declined to 60.0% in Q2 2022 compared to 61.1% in Q2 2021 primarily due to business mix and increases in supply chain headcount to scale the business.

Operating expense was flat at $16.4 million in Q2 2022, compared to $16.4 million in Q2 2021. For operating expense, there was a $2.0 million decrease in general and administrative expense which was largely offset by $1.8 million of higher selling and marketing expense. The increase in selling and marketing expense was related to brand building activities, including the new Tru Niagen® television campaign. We expect to scale back our larger brand campaigns in the second half of 2022, as we shift our focus to more efficient distribution channels, primarily e-commerce, coupled with overall expense management.

The net loss for Q2 2022 was $6.4 million or $(0.09) per share compared to a net loss of $5.6 million or $(0.08) per share for Q2 2021. Adjusted EBITDA including legal expense, a non-GAAP measure, delivered a loss of $4.6 million for Q2 2022, a $1.1 million decline from Q2 2021. Adjusted EBITDA excluding legal expense, a non-GAAP measure, was a loss of $2.9 million for Q2 2022. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP measures to net loss, the most directly comparable GAAP measure.

For Q2 2022, net cash outflow from operating activities was $3.8 million, compared to $7.9 million in Q2 2021 largely due to changes in working capital including improvements in the collections of trade receivables.

2022 Full Year Outlook

Looking forward, for the full year, the Company expects high single digit revenue growth, driven by its global e-commerce business, offset by slower growth with new, and existing, partners. For the full year, the Company expects approximately 60% gross margin, selling and marketing expense will be down as a percentage of net sales, approximately $1 million increase in R&D, and approximately $6 to 7 million decrease in general and administrative expense, as reported, driven by lower legal expense. The Company expects to approach cash flow break-even in the third quarter and be cash flow break-even or better in the fourth quarter of 2022.  The Company considers Adjusted EBITDA including legal expense, a non-GAAP metric, to be a proxy for cash flow before working capital investments, and is targeting cash flow break-even on that basis.

Investor Conference Call

A live webcast will be held Wednesday, August 10, 2022 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s second-quarter financial results and provide a general business update.

To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investors Relations section of ChromaDex’s website at http://chromadex.com. The toll-free dial-in information for this call is 1-888-330-2446 with Conference ID: 4126168.

The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on August 10, 2022 to 11:59 p.m. Eastern time on August 17, 2022. The replay of the call can also be accessed by dialing 800-770-2030, using the Replay ID: 4126168.

Important Note on Forward Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from ChromaDex’s Chief Executive Officer, and statements related to the Company’s 2022 financial outlook including but not limited to revenue growth, gross margin, expenses, and investment plans. Risks that contribute to the uncertain nature of the forward-looking statements include: the impact of the COVID-19 pandemic on our business and the global economy; inflationary conditions and adverse economic conditions; our history of operating losses and need to obtain additional financing; the growth and profitability of our product sales; our ability to maintain sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; risks of conducting business in China; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About ChromaDex:

ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. ChromaDex is the innovator behind the NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio.

The Company delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.truniagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies and supplies these ingredients as raw materials to the manufacturers of consumer products. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on Twitter @ChromaDex and Instagram @TruNiagen and subscribe to our latest news via our website accessible at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations	Media Relations
Brianna Gerber	Kendall Knysch
SVP, Finance/Interim Chief Financial Officer	Director of Media Relations
949-419-0288 ext. 127	310-388-6706 ext. 689
briannag@chromadex.com	kendall.knysch@chromadex.com

ChromaDex Corporation and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Sales, net	$16,732	$17,699	$33,991	$32,382
Cost of sales	6,690	6,889	13,417	12,338
Gross profit	10,042	10,810	20,574	20,044
Operating expenses:
Sales and marketing	8,021	6,232	16,258	12,490
Research and development	1,245	1,004	2,323	1,791
General and administrative	7,163	9,128	16,112	18,679
Total operating expenses	16,429	16,364	34,693	32,960
Operating loss	(6,387)	(5,554)	(14,119)	(12,916)

Interest expense, net	(10)	(12)	(18)	(31)
Net loss	$(6,397)	$(5,566)	$(14,137)	$(12,947)

Basic and diluted loss per share attributable to common stockholders:	$(0.09)	$(0.08)	$(0.21)	$(0.20)

Basic and diluted weighted average common shares outstanding	68,336	67,986	68,325	66,086

ChromaDex Corporation and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands except par values, unless otherwise indicated)

	Jun 30, 2022	Dec 31, 2021

Assets
Current assets:
Cash and cash equivalents, including restricted cash of $0.2 million as of both dates	$17,072	$28,219
Trade receivables, net of allowances of $54 and $65, respectively; Including receivables from Related Party of: $1.3 million and $2.1 million, respectively	4,228	5,226
Inventories	15,753	13,601
Prepaid expenses and other assets	1,455	1,859
Total current assets	38,508	48,905

Leasehold improvements and equipment, net	2,899	3,003
Intangible assets, net	758	857
Right-of-use assets	3,884	4,352
Other long-term assets	564	723
Total assets	$46,613	$57,840
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$10,197	$10,423
Accrued expenses	6,696	6,481
Current maturities of operating lease obligations	646	528
Current maturities of finance lease obligations	13	20
Customer deposits	173	161
Total current liabilities	17,725	17,613
Deferred revenue	4,228	4,346
Operating lease obligations, less current maturities	3,882	4,154
Total liabilities	25,835	26,113

Commitments and Contingencies

Equity
ChromaDex Corporation and subsidiaries stockholders' equity:
Common stock, $0.001 par value; authorized 150,000 shares; 68,155 shares and 68,126 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	68	68
Additional paid-in capital	203,798	200,614
Accumulated deficit	(183,090)	(168,953)
Cumulative translation adjustments	2	(2)
Total stockholders’ equity	20,778	31,727
Total liabilities and stockholders’ equity	$46,613	$57,840

ChromaDex Corporation and Subsidiaries

Unaudited Reconciliation of Non-GAAP Financial Measures

(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA including legal expense and Adjusted EBITDA excluding legal expense

	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021

Net loss, as reported	$(6,397)	$(7,740)	$(5,325)	$(8,856)	$(5,566)
Adjustments:
Interest expense, net	10	8	9	15	12
Depreciation	212	201	211	232	226
Amortization of intangibles	50	49	51	53	61
Amortization of right of use assets	169	299	126	131	128
Share-based compensation	1,296	1,888	1,473	1,822	1,616
Severance and restructuring	17	821	6	342	13
Adjusted EBITDA including legal expense	$(4,643)	$(4,474)	$(3,449)	$(6,261)	$(3,510)

Legal expense	1,727	2,341	1,626	5,640	4,150

Adjusted EBITDA excluding legal expense	$(2,916)	$(2,133)	$(1,823)	$(621)	$640

Non-GAAP Financial Information:

To supplement ChromaDex’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA including legal expense and Adjusted EBITDA excluding legal expense, both non-GAAP financial measures. ChromaDex believes the presentation of these non-GAAP financial measures provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of non-GAAP financial measures has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, these non-GAAP financial measures are among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of these non-GAAP financial measures provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.

Adjusted EBITDA including legal expense and Adjusted EBITDA excluding legal expense are defined as net income before (a) interest, (b) depreciation, (c) amortization, (d) non-cash share-based compensation costs, (e) severance and restructuring expense and (f) legal expense (in the case of Adjusted EBITDA excluding legal expenses only). While ChromaDex believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA including legal expense and Adjusted EBITDA excluding expense only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.